EXHIBIT 10.1
COMPENSATION FOR NON-EMPLOYEE DIRECTORS
As of December 30, 2005
     As in effect on December 30, 2005 and until further changed, non-employee members of the Board of Directors of the Company are paid an annual fee of $25,000 plus reasonable travel expenses for attending Board and committee meetings. Each non-employee director also receives $1250 for attending each meeting of the Board or Board committee. In addition, committee chairs receive $3,000 per year for serving in such capacity, except that the chair of the audit committee receives $5,000 per year.
     On February 15, 2005, non-employee directors were each granted an option to purchase 6,952 shares of our common stock at an exercise price per share of $21.14, being the fair market value of our common stock on that date. Such options have a ten-year term, are all immediately exercisable and can be exercised by a director for a period of 90 days after he or she ceases to be a director. The number of shares subject to each such option was determined by dividing $60,000 by $8.63, which was determined under the Black-Scholes method to be the value of the options granted to our executive officers on the same date and at the same exercise price as those granted to the non-employee directors.
     Effective January 1, 2005, upon initial election or appointment to the Board, each non-employee director receives an option, which vests immediately, to purchase 10,000 shares of the Company’s common stock for a purchase price equal to the closing purchase price of the Company’s common stock on the date such option is awarded. The option, which has a 10-year term, is subject to the terms and conditions applicable to directors of the Company under any then current Company-sponsored equity incentive plan. In addition, following the initial grant of an option to purchase 10,000 shares, a non-employee director is eligible to receive an annual equity award under any then current Company-sponsored equity incentive plan but, as to directors joining the Board on or after December 23, 2005, only after his or her re-election to the Board by the shareholders of the Company at the annual meeting of shareholders following the initial appointment of such director.